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                                                                     EXHIBIT 15





Bikers Dream, Inc.
3810 Wacker Drive
Mira Loma, California  91752


We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Bikers Dream, Inc. and consolidated subsidiaries for the period ended September 30, 1999, as indicated in our report dated November 11, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 is incorporated by reference in the Registration Statements of Bikers Dream, Inc. on Forms S-3/A (#333-72167, dated May 13, 1999), S-8 (#333-68971, dated December
15, 1998), S-8 (#333-32639, dated August 1, 1997), S-3/A (#333-17829, dated May
23, 1997) and S-8 (#333-26719, dated May 8, 1997).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
November 22, 1999